EXHIBIT 4.31
MASTER SHARING AGREEMENT
BY AND BETWEEN
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION
AND
CHINA NETCOM (GROUP) COMPANY LIMITED
This Agreement is made and entered into on November 6, 2007 in Beijing, People’s Republic of China (“PRC”) by and between the following two parties:

(1)	Party A:	China Network Communications Group Corporation (“Netcom Group”)

	Address:	No. 156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC

(2)	Party B:	China Netcom (Group) Company Limited (“CNC China”)

	Address:	Building C, No. 156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC
Whereas:
(1) Netcom Group is a state owned enterprise duly incorporated and validly existing under the laws of the PRC;
(2) CNC China is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC and is ultimately controlled by Netcom Group through China Netcom Group Corporation (Hong Kong) Limited (“Listed Company”), a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange and New York Stock Exchange. CNC China is approved by the Ministry of Information Industry of the PRC to operated relevant telecommunications services in Beijing, Tianjin, Hebei, Henan, Shandong, Liaoning, Heilongjiang, Jilin, Inner Mogolia and Shanxi;
(3) CNC China desires to share services with Netcom Group in its relevant telecommunications service operations.
Based on fair and reasonable basis, following cooperative negotiation, regarding relevant issues relating to sharing of services provided by either Party to the other Party, Netcom Group (including branches, subsidiaries, and other controlled units, but excluding branches, subsidiaries and other controlled units of the Listed Company) and CNC China (including branches, subsidiaries, and other controlled units) agreed hereto as follows:

1 BASIC PRINCIPLE:
1.1 For the services and/or facilities provide by either Party to the other Party under this Agreement, the Party reserves the right to collect reasonable service fees based on the principle of fairness for such service and/or facilities it provides. The other Party shall make the payment for the services and/or facilities provided. Sharing arrangements agreed by and between the Parties in relation to sharing of service costs and income settlements are determined based on the principle of equality.
1.2 The terms of services and/or facilities offered by one Party to the other under this Agreement shall not be worse than any other third party offering the same or similar services and/or facilities.
1.3 Should either Party hereunder demand for more services and/or facilities hereunder from the other Party, the other Party shall make its utmost effort to provide such services and/or facilities requested under the conditions no less favorable than that under which this Party may provide the same or similar services and/or facilities to a third party.
1.4 If either Party fails to provide or fully provide to the other Party the services and/or facilities under this Agreement due to reasons other than its own fault, it shall promptly inform the other Party in writing, and shall use its best endeavors to assist the other Party to find the same or similar services through other means.
1.5 The agreed services and/or facilities hereunder shall fully comply with the purposes agreed upon under this Agreement and the standard set by the State.
1.6 In the event of any breach of provision by either Party under this Agreement that leads to any damage suffered by the other Party, the Party in default shall be liable for all immediate and full damages for breaching this Agreement. However, this Party shall not be held responsible for such losses in the event of Force Majeure.
1.7 Both Parties shall provide all reasonable and essential assistance to the other Party for the purpose of fulfilling the obligations set out in this Agreement.
1.8 It is agreed that both Parties will take further actions to ensure the realization of the principles and provisions in this Agreement. It is further agreed that both Parties will ensure that, CNC China, being a subsidiary of the Listing Company, shall comply with the Listing Rules of the Hong Kong Stock Exchange for connected transactions.
2 DEFINITION
2.1 Master services sharing refers to the services agreed by both Parties to be provided to or received from another Party in accordance with the terms and conditions agreed in this Agreement, including but not limited to: (1) large customer management services, network administration services, network management services and head office human resources services provided by CNC China to Netcom Group; (2) business support center services provided by either Party to another and hosting services provided by CNC China to Netcom Group in relation to the services stated in items (1) and (2) of this section; (3) premises provided by Netcom Group to CNC China and other services sharing listed by the head office.
3 LARGE BUSINESS CUSTOMERS SERVICES
3.1 CNC China shall be responsible for provisions of one-stop domestic and international services for large business customers to Netcom Group, details as follows:

(1) establishing and optimizing service system for marketing over large business customer, being responsible for managing, organizing and coordinating marketing process for large business customer, including collection of customer information, customer relationship management and customer demands investigation and analysis, etc;
(2) bidding competition in Netcom Group’s key networking project, including business consultation on networking technologies, design of networking plan, bidding, negotiation of networking contracts, review and conclusion of contracts, etc; supporting bidding competition led by Netcom Group subsidiaries;
(3) stipulating management measures for project implementation and related service rules for marketing over large business customer for Netcom Group; providing complete tracking, management and coordination services for inter-provincial digital and data lines; processing inter-district business for large business customer [over income and cost management], [emergency fund management] and business contract management;
(4) bearing of Netcom Group’s large business customer marketing expenses, bidding marketing expenses and partial daily expenses;
(5) provision of technical support in nationwide networking projects, executive public relations and policy support;
(6) product development for large business customer and market research;
(7) settlement and collection/payment;
3.2 Obligation of Netcom Group
Netcom Group is obliged to assist CNC China in providing end-to-end services to large business customers.
3.3 Obligation of CNC China
CNC China shall provide customers with services of the quality in compliance with the customer service quality standards agreed by both Parties.
4 NETWORK ADMINISTRATION SERVICES
4.1 The network administration services provided by CNC China to Netcom Group includes:
(1) maintenance management, version management, data deployment management and operation quality management of transmission network, telephony network (including international network and intelligent network), data network (including DDN, ATM/FR and IP) and various support network; monitoring the operation of Level I trunk network, instructing daily circuit, route and flow scheduling of inter-provincial long distance network, processing Netcom Group’s reports and troubleshooting;
(2) resource management, end-to-end scheduling management and network routing management of transmission network, telephony network, data network and various support network, and resources distribution, equipment connection, networking and development of network reconstruction plans for distance Level I trunk network;
(3) providing periodical, or upon required by Netcom Group, network operation analysis and resource utility report of transmission network, telephony network, data network and various support network;

(4) maintenance of the following system hardware/software and data of Netcom Group: telephony network administration system, data network administration system, transmission network administration system, signaling network/synchronous network/DCN network administration system, network resource management system, administration website and maintenance website.
4.2 Obligations of Netcom Group
(1) Netcom Group should assist CNC China in network operation administration in accordance with network administration regulations.
(2) Netcom Group should ask services from CNC China in a planned manner, such as resources scheduling, optic fiber and circuit connection, etc.
(3) Netcom Group should immediately provide CNC China with the network change plans and failures within the province Netcom Group located in.
4.3 Obligations of CNC China
(1) CNC China should ensure that the network service quality is better than the relevant standards set by the Ministry of Information Industry and resource utility rate should achieve the target agreed by both Parties. The target will be stipulated in separate document.
(2) CNC China should be available 24 hours a day and 7 days a week (24 x 7 hours) to insure real time monitor network operation and process failure complaints.
(3) CNC China should respond to Netcom Group’s general complaints and service requests within 5 working days. The serious malfunctions should be resolved in the timeframe as stipulated by the Ministry of Information Industry.
(4) CNC China should ensure a network utility rate of 99.9%.
5 HEAD OFFICE HUMAN RESOURCES SERVICES
5.1 CNC China should provide to Netcom Group such human resources services as sharing head office administrative staff and operation management staff and hosting services regarding business, financial affaires and personnel.
6. BUSINESS SUPPORT CENTER SERVICES
6.1 CNC China should provide the following business support center services to Netcom Group:
(1) collecting, pricing and monthly billing of international telecommunications business data and settlement with overseas providers;
(2) collection and collection of roam data for overall network businesses, including but not limited to intelligent network (such as 300 and 800), IP card and PHS short messages, etc and inter-provincial roam billing;
(3) settlement of overall network with other domestic providers or settlement entities;
(4) processing internal-network settlement;

(5) settlement between Netcom Group’s provincial branches and other national telecom service providers commissioned by Netcom Group;
(6) providing relevant organizations of Netcom Group with service data statistics report;
(7) responsible for the billing operations of VoIP and 167 services of former Jitong Network Communications Stock Company Limited.
6.2 The business support center services offered by Netcom Group to CNC China include:
(1) Undertaking the production and distribution of various phone cards and IC cards (hereinafter referred to as “telecommunication card”) over Netcom Group’s backbone intelligent networks, including identification, assessment and management of qualifications of card providers and related raw material providers; responsible for inviting card providers to tender, and entering into telecommunication card procurement framework agreement; responsible for production data generation, encrypted data transmission, key production, and quality and security management of telecommunication card, as well as supervising implementation of agreement between card provider and provincial subsidiary; responsible for planning out annual theme scheme of telecommunication card, and administering design and review of contributions; responsible for directing related provincial subsidiaries in ordering and manufacturing telecommunication cards according to the annual theme scheme of telecommunication card; responsible for the conclusion, implementation of coded cards agreement, and the production thereof thereafter;
(2) Responsible for management of telecommunication card services, including the development of regulations on the production and the graphics and context design of telecommunication card; responsible for gathering business statistics of various cards and performing operational analysis;
6.3 Obligations of both Parties
(1) CNC China shall complete all international settlement, inter-networks settlement and inter-provincial settlement timely and exactly in accordance with rules enacted by the Ministry of Information Industry of State Council and inform Netcom Group as required.
(2) Netcom Group shall complete the design and production of cards printed with nominal value without falling short of the agreed time-limit, quantity and quality requirement.
(3) Netcom Group shall timely accomplish other business demands by CNC China according to the actual status of business system and network capacity.
7. OTHER SHARING SERVICES LISTED BY THE HEAD OFFICE
Netcom Group will provide CNC China with other sharing services listed by the head office, such as advertising, promotion, business hospitality, maintenance and property management etc.
8. USE OF PREMISES
8.1 Purpose of Premises
(1) Netcom Group agrees to provide its office building (including air conditioner, power supply, electronic equipments and other related facilities etc contained therein.) located at 156 Fuxingmennei Avenue, Xi Cheng District, Beijing to CNC China for its use in accordance to the requirement of CNC China.
(2) CNC China shall use above-mentioned premises as its primary office building.

8.2 Warranties and Undertakings
Netcom Group undertakes that it has the right to provide the premises mentioned above (including air conditioner, power supply, electronic equipments and other related facilities etc contained therein) to CNC China for its use. Netcom Group agrees to assume and compensate all losses of CNC China due to any failure or damage to its right under this Agreement as a result of any dispute against the ownership and/or use right of Party to such properties from any third party in any case and for any reason. Netcom Group undertakes to provide CNC China’s auditors with accounting reports of connected transactions of Netcom Group and connected persons.
9 COST ALLOCATION FOR SHARED SERVICE
9.1 Both Parties agree that: the costs incurred by the large customer management services, network management services, head office human resource services provided by CNC China to Netcom Group; the business support center service provided by both Parties to each other and the site provided by Netcom Group to CNC China as well as other shared services listed by the head office should be allocated in proportion to the income of each Party (the income of Netcom Group should not include the income of its overseas subsidiaries and the Listed Company. The specific allocation proportion will be determined by the income listed in the financial statements submitted by one Party to the other Party through consultation and shall be adjusted annually considering the total assets of both Party). CNC China and Netcom Group shall be responsible for the specific cost allocation.
10 SHARING OF INCOME SETTLEMENT BETWEEN INTERNET EXCHANGE CENTER NETWORKS
10.1 Both Parties agree that: income settlement paid to Netcom Group by each relevant network operator for its connection to Netcom Group’s internet backbone network in accordance with the relevant regulations provided by telecommunication authorities and access fees paid monthly by Netcom Group to the National Internet Exchange Center should be allocated in proportion to the income of each Party (the income of Netcom Group should not include the income of its overseas subsidiaries and the Listed Company. The specific allocation proportion will be determined by the income listed in the financial statements submitted by one Party to the other Party through consultation and shall be adjusted annually considering the total assets of both Party). CNC China and Netcom Group shall be responsible for the specific income sharing.
11 REPRESENTATION, WARRANTIES AND UNDERTAKINGS
11.1 Both Parties hereto have made the following statements, commitments and undertakes to each other:
(1) it has the full right and authority to sign this Agreement and its appendixes (including but not limited to obtaining approvals, consents and permissions from relevant governmental authorities);
(2) any terms of this Agreement and its appendixes are not in violation of the regulatory documents of each Party and the laws and regulations of the PRC;
(3) it will use its best endeavors to take all necessary and procure appropriate or advantageous measures to perform its obligations under this Agreement and to make this Agreement effective in accordance with the laws and regulations of the PRC and the terms of this Agreement.
12 FORCE MAJEURE
12.1 In the event of Force Majeure that causes both Parties or either Party to fail completely or partially in performing the obligations under this Agreement, that said Party is not liable for breach of agreement.

However, in the event of such an incident, the affected Party shall inform the other Party by written notice within fifteen (15) days after the said incident and provide relevant proof and evidence to the other Party. At the same time, the affected Party shall use its best endeavors to minimize the damage caused by the Force Majeure event. The affected Party or both Parties shall resume its obligations under this Agreement within a reasonable time once the Force Majeure event has ended.
12.2 Force Majeure in this Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
13 CONFIDENTIALITY
13.1 Unless with written approval by the other Party, neither Party can announce nor supply or reveal to any third party any information regarding this Agreement or the business information of the other Party, with the exception of requests by the legal or governmental departments or any other relevant securities regulatory authorities or for the purpose of the Listing Company seeking listing or retaining listing.
14 TRANSFER
14.1 Without prior written consent from another Party, neither Party shall transfer any rights or obligations under this Agreement
15 NON-WAIVER
15.1 Unless otherwise specified by law, the failure or delay of exercising the right, power or privilege as endowed by this Agreement on the part of any Party cannot be deemed as the waiver of such rights, power or privileges. Besides, the partial exercise of such rights, power or privileges should not hinder the exercise of such rights, power or privileges of this Party in the future.
16 NOTICE
16.1 All notices required to be delivered pursuant to this Agreement shall be in writing, and delivered to the address as stated at the beginning part of this Agreement, or to addresses or facsimile numbers designated by one Party to the other Party in writing from time to time.
16.2 Any notice shall be delivered either by hand, registered mail, or facsimile. Any notice shall be deemed to have been delivered at the time of actual receipt if delivered by hand; on the date of return receipt if delivered by registered mail; and at the time of transmission if delivered by facsimile.
17 GOVERNING LAW
17.1 This Agreement is governed by and shall be construed and executed in accordance with laws of the PRC.
18 DISPUTE RESOLUTION
18.1 In case of disputes as to the power, interpretation or implementation of this Agreement, both Parties shall seek to settle the matters of dispute by friendly negotiation. If the matters of dispute cannot be settled by negotiation within thirty (30) days from the day the matters of dispute arise, either Party has the right to resort to litigation at the people’s court which has jurisdiction over such Party.
19 EFFECTIVE DATE AND MISCELLANEOUS

19.1 This Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals. This Agreement shall be effective from January 1, 2008 to December 31, 2010. If CNC China wishes to renew this Agreement and notifies Netcom Group with 3 month’s notice, this Agreement shall be renewed automatically for another 3 years on the same terms. There is no limit on the number of renewal.
13.2 Subject to compliance with regulatory requirements in respect of the Listed Company or related transactions and upon the agreement of both Parties, both Parties can amend this Agreement or enter into supplementary agreement to this Agreement. The amendments or supplementary agreements of this Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals.
13.3 This Agreement is severable, that is, if any provision of this Agreement is held to be illegal or unenforceable at any time, the effectiveness and performance of other provisions of this Agreement shall not be affected.
13.4 This Agreement is made into two (2) duplicate originals. Each Party holds one (1) copy, and each copy shall have the same legal binding effect.
Signature Page:
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION (Company Seal)

By:	/s/ Zuo Xunsheng
Legal representative or Authorized representative
CHINA NETCOM (GROUP) COMPANY LIMITED (Company Seal)

By:	/s/ Zuo Xunsheng
Legal representative or Authorized representative